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                                  EXHIBIT 99.1

Sacramento Commercial Bank Press Release Announcing Merger of Sacramento Commercial Bank with and into Placer Sierra Bank.

PRESS RELEASE


For Immediate Release:

January 18, 2001

SACRAMENTO COMMERCIAL BANK ANNOUNCES STRATEGIC PARTNERSHIP WITH PLACER SIERRA
BANK

SACRAMENTO, CALIFORNIA --- Sacramento Commercial Bank ("SCB") and Placer Sierra Bank ("PSB") announced today that they have approved an Agreement to further consolidate the two banks. Upon completion of the transaction, the downtown office of SCB will become a division of PSB. PSB's headquarters address will be at 501 "J" Street, Sacramento, with many administrative functions continuing to be housed at its Campus in Auburn.

The merger agreement was approved by the Boards of Directors and the sole shareholder of both banks and is pending the approval by appropriate regulatory agencies. The transaction is expected to close by the end of March of this year.

Daryl Foreman, President and Chief Executive Officer of SCB said, "Both banks have the same operating philosophy of personalized customer service and community involvement." He added, "Customers will benefit from more locations and added services with the same friendly staffs to serve them."

SCB will be able to offer customers more products and services including technology enhancements such as Internet banking, intelligent cash management, statement imaging and a twenty-nine (29) branch network (including 31 ATM locations) to better serve its clients and their employees. The combined bank will have a larger loan capacity along with continued local and timely decision making.

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Bob Haydon, President and Chief Executive Officer of PSB said, "This will be a great marriage as it blends the highly respected commercial banking expertise of SCB with the rich heritage of retail banking of PSB." He added, "PSB customers will also benefit from SCB's long history of quality SBA lending, which includes `Preferred Lender Status'."

Foreman will become the President and Chief Executive Officer of the combined bank and Haydon will be the Regional President for all PSB locations. Executive Vice Presidents Bob Muttera and Jim Sundquist will continue in their roles as Chief Credit Officer and Chief Financial Officer, respectively.


Both banks are subsidiaries of California Community Bancshares, Inc., a multibank holding company with assets in excess of $1.2 billion. This merger brings the total number of branches for PSB to twenty-nine (29) with locations throughout six (6) counties. PSB has plans to open an additional full service branch in Cameron Park later this year. Combined assets of the two institutions will be approximately $900 million, making PSB the largest locally headquartered bank.


For additional information, contact:        Daryl B. Foreman
                                            President & Chief Executive Officer
                                            Sacramento Commercial Bank
                                            (916) 554-4701